As filed with the Securities and Exchange Commission on July 10, 1998

                                                     REGISTRATION NO. 333-51546
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             Universal Heights, Inc.
                             -----------------------
             (Exact name of registrant as specified in its charter)

            Delaware                               65-0231984
-----------------------------------  -------------------------------------------
(State or other jurisdiction of         (I.R.S. Employer Identification No.)
incorporation or organization)

            2875 N.E. 191st Street, Suite 400A, Miami, Florida 33180
                                 (305) 792-4200
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Bradley I. Meier,
                       President & Chief Executive Officer
                             Universal Heights, Inc.
            2875 N.E. 191st Street, Suite 400A, Miami, Florida 33180
                                 (305) 792-4200
--------------------------------------------------------------------------------
   (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                             Alan J. Berkeley, Esq.
                              Sidney R. Smith, Esq.
                           Kirkpatrick & Lockhart LLP
                         1800 Massachusetts Avenue, N.W.
                            Washington, DC 20036-1800
                                 (202) 778-9050

Approximate date of commencement of proposed sale to the public: After this Registration Statement becomes effective, in annual installments as the underlying options are exercised and from time to time through sales in the open market.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                           ---------------------------
                         CALCULATION OF REGISTRATION FEE

------------------------------- ------------------- --------------------- ---------------------- --------------------
                                                      Proposed Maximum      Proposed Maximum
    Title of Each Class of         Amount To Be      Offering Price Per    Aggregate Offering         Amount of
 Securities To Be Registered        Registered           Share (1)              Price(1)         Registration Fee(1)
------------------------------- ------------------- --------------------- ---------------------- --------------------
Common Stock, $0.01 value
per share(2)                        14,063,996             $1.36               $19,127,034            $5,642.48

------------------------------- ------------------- --------------------- ---------------------- --------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the bid and asked prices of the common stock on the National Association of Securities Dealers, Inc. Automated Quotation System OTC Bulletin Board on July 8, 1998.

(2) Includes shares of Common Stock issuable in connection with warrants to purchase Common Stock of Universal Heights, Inc. issued to Roger Tichenor, Lee Meier, Fortress Financial Group, Ltd., Hermitage Capital Corp., Amanda Bernardi, Gonzalo Mocorrea, Leroy Goldfarb and Stephen Guarino. Pursuant to Rule 416, also includes such indeterminate number of additional shares of Common Stock as may become issuable upon exercise of these warrants (a) to prevent dilution resulting from stock splits, stock dividends or similar transactions or (b) by reason or reductions in the exercise price of the warrants in accordance with the terms thereof.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission acting pursuant to said section 8(a), may determine.

================================================================================

PROSPECTUS

                    SUBJECT TO COMPLETION, ___________, 1998
                                14,063,996 SHARES

                             UNIVERSAL HEIGHTS, INC.

                                  COMMON STOCK

         All of the 14,063,996 shares ("Shares") of Common Stock, $0.01 par value per share ("Common Stock"), that Universal Heights, Inc. (the "Company") is seeking to register and can be offered hereby will be sold by certain selling shareholders ("Selling Shareholders") described in this Prospectus. See "Selling Shareholders" and "Plan of Distribution." In addition, a portion of the Shares are issuable upon exercise of warrants held by certain of the Selling Shareholders (all such warrants are collectively referred to as the "Warrants"). See "Selling Shareholders" and "Plan of Distribution." The Company's Common Stock is traded on the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") OTC Bulletin Board ("OTC Bulletin Board").1/ On July 6, 1998, the last reported sale price for the Common Stock on the OTC Bulletin Board was $1.41 per share.

------------------
1/ The Company currently has an application pending with the American Stock Exchange ("AMEX") to have the Company's Common Stock listed on the AMEX. In the event that the Company's Common Stock is approved for listing on the AMEX, the Shares will also be traded on the AMEX.

         None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. However, the Company will receive proceeds from the exercise of the Warrants if the Warrants are exercised. The Company will pay substantially all of the expenses with respect to the offering and the sale of the Shares to the public, including the costs associated with registering the Shares under the Securities Act of 1933, as amended ("Securities Act"), and preparing and printing this Prospectus. Normal underwriting commissions and broker fees, however, as well as any applicable transfer taxes, are payable individually by the Selling Shareholders.

         See "Risk Factors" beginning on page 7 for a discussion of certain factors that should be considered in connection with the purchase of securities hereunder.

                     ---------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    ---------------------------------------

July 10, 1998

                              AVAILABLE INFORMATION

         This Prospectus, which constitutes a part of a Registration Statement on Form S-3 ("Registration Statement") filed by the Company with the Securities and Exchange Commission ("Commission") under the Securities Act, omits certain of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement, and its exhibits and schedules. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete; with respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. A copy of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities of the Commission described below, and copies of such material may be obtained from such office upon payment of the fees prescribed by the Commission.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. Furthermore, the Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's Common Stock is currently quoted on the OTC Bulletin Board.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents or portions of documents filed by the Company (File No. 0-20848) with the Commission are incorporated herein by reference:

         (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended April 30, 1997, as amended ("Annual Report");

         (2) The Company's Transition Report on Form 10-KSB for the period from May 1, 1997 to December 31, 1997;

         (3) The Company's Form 10-QSB for the quarter ended October 31, 1997, as amended;

         (4) The Company's Form 10-QSB for the quarter ended January 31, 1998, as amended;

         (5) The Company's Form 10-QSB for the quarter ended March 31, 1998;

         (6) The Company's Current Report on Form 8-K filed with the Commission on March 13, 1998;

         (7) The  Company's  Information  Statement on Schedule 14C, as amended;
and

         (8) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on November 13, 1992 including any amendments or reports filed for the purpose of updating such description.

         All reports and other documents subsequently filed by the Company pursuant to Sections 12, 13(a), 13(c) 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Universal Heights, Inc., Attention: Bradley I. Meier, President, 2875 N.E. 191st Street, Suite 400A, Miami, Florida 33180.
Mr. Meier's telephone number is (305) 792-4200.

                                   THE COMPANY

         The Company was organized in 1990 to design and market novelty and souvenir sports-related products. In 1997, the Company abandoned its sports-related products business and decided to take advantage of what management believes to be profitable business and growth opportunities in the homeowners' insurance marketplace. In connection with such efforts, the Company formed a wholly owned subsidiary, Universal Insurance Holding Company, which in turn formed a wholly owned subsidiary, Universal Property & Casualty Insurance Company ("UPCIC"), to participate in the transfer of homeowner insurance policies from the Florida Residential Property and Casualty Joint Underwriting Association ("JUA").2/

------------
2/ The Company has another wholly owned subsidiary, Izano Sports Corporation, L.L.C. ("Izano"), which is currently inactive. Izano was acquired in connection with the Company's now-discontinued sports-related novelty and souvenir business.

         The JUA was established in 1992 as a temporary measure to provide insurance coverage for individuals who could not obtain coverage from private carriers because of the impact on the private insurance market of Hurricane Andrew in 1992. Rather than serving as a temporary source of emergency insurance coverage as was originally intended, the JUA is a major provider of original and renewal insurance coverage for Florida residents. The Florida legislature has approved a number of initiatives to reduce the number of policies in the JUA, and thus the exposure of the program to liability. The Florida legislature approved, and the Florida Department of Insurance ("DOI") implemented, the Market Challenge/Takeout Bonus Program ("Takeout Program"), which provides additional incentives to private insurance companies to acquire policies from the JUA.

         The Takeout Program is attractive because it provides both substantial regulatory and financial incentives to private insurer participants. On the regulatory side, participants are exempt from regular assessments by the DOI for the state's emergency insurance coverage programs for a period of three years. On the financial side, Takeout Program participants also receive a bonus payment based upon the number of policies taken out of the JUA portfolio.

         On October 29, 1997, DOI approved the Company's application for a permit to organize UPCIC as a domestic insurance company in the State of Florida. On December 4, 1997, the Company raised approximately $6.72 million in a private offering to various institutional and/or otherwise accredited investors pursuant to which the Company issued, in the aggregate, 11,208,996 shares of its Common Stock at a price of $.60 per share ("Private Offering"). The proceeds of the Private Offering were used to meet the minimum regulatory capitalization requirements ($5,300,000) required by the DOI to obtain an insurance company license and for general working capital. The Company received on December 31, 1997 a license to engage in underwriting homeowners insurance in the State of Florida.

         The Florida Department of Insurance requires applicants to have a minimum capitalization of $5.3 million to be eligible to operate as an insurance company in the State of Florida. Upon being issued an insurance license, companies must maintain capitalization of at least $4 million. If an insurance company's capitalization falls below $4 million, then the company will be deemed out of compliance with DOI requirements, which could result in revocation of the participant's license to operate as an insurance company in the State of Florida. The Company's insurance subsidiary will maintain a separate account to hold the minimum continued capitalization required.

         UPCIC's initial business and operations consists of providing property and casualty coverage through homeowners insurance policies acquired through the JUA. In the future, UPCIC expects to explore the viability of offering homeowners property and casualty insurance in Florida in the voluntary insurance market through independent agents, as surplus permits. UPCIC expects to expand its business as market conditions and opportunities permit. The earnings of UPCIC from policy premiums are supplemented by the generation of investment income from investment policies adopted by the Board of Directors of UPCIC. UPCIC's principal investment goal will be to maintain safety and liquidity, enhance equity values and achieve an increased rate of return consistent with regulatory requirements.

         All marketing, underwriting, rating, policy issuance and administration functions are performed for UPCIC by Universal P&C Management, Inc. ("Universal Management"). Universal Management is a New York corporation and is a wholly owned subsidiary of American European Group, Inc. ("AEG"), a Delaware insurance holding company. Universal Management and AEG both maintain offices at 444 Madison Avenue, Suite 501, New York, New York 10022. Universal Management and AEG both employ Joseph DeAlessandro as a senior officer and director. Mr. DeAlessandro has over 40 years of experience in the insurance industry having served as a senior executive with a number of insurance companies including American International Group, Travelers Insurance Group and its subsidiary, Gulf Insurance Company, and currently the American European Group of Companies. Pursuant to an employment agreement, Mr. DeAlessandro is chairman and chief executive officer of UPCIC.

         Claims handling functions for UPCIC are principally administered by independent claims adjustment firms licensed in Florida that are nationally recognized claims adjusters and have catastrophe response capabilities. UPCIC retains oversight of claims administration by imposing specified limits of claims settlement authority and by conducting regular audits of claims practices.

         The Company intends to continue to devote its efforts to the business plan for UPCIC. Since February 1998 the Company has assumed and is currently servicing approximately 28,000 policies from the JUA. The Company expects to solicit renewals of these policies, which renewals would represent approximately $26,000,000 in estimated annual gross direct written premium revenues. In addition, the Company received approximately $89 per policy in bonus incentive paid to the Company by the JUA for assuming the policies, which it is required to maintain in escrow for three years. The Company must maintain the policies from the JUA for the three year period at which point the Company will receive the bonus money.

         The Company believes in the short-term it will continue to be able to obtain additional policies from the JUA and continue to receive incentive bonuses. The Company currently has obtained approximately 28,000 policies from the JUA and the JUA has granted the Company approval to receive up to 30,000 policies. The Company expects to obtain most, if not all, of the 30,000 policies for which it has been granted approval to receive under the JUA program. The Company believes that this base of insurance business will provide opportunities for the Company to solicit renewals of premiums in future periods which, if obtained, would allow the Company to develop its insurance business beyond the next twelve months. Although there is no assurance that customers will renew their policies, the Company plans to negotiate with insurance agents that will write business in connection with the JUA policies in an effort to obtain policy renewals. The company also expects to establish relationships with insurance agents outside of the JUA program to write new business.

         To continue to grow its insurance operations, the Company can also obtain policies in the open market and, upon achieving certain additional capitalization requirements, the Company may request permission from the JUA and the DOI to increase the number of policies that the Company can obtain under the JUA program. To date the Company has not sold policies in the open market;

however, the Company expects to do so beginning in July 1998. In determining appropriate guidelines for such open market policy sales, the Company plans to employ standards similar to those used by the Company when selecting policies from the JUA. See "Risk Factors Reliance on Takeout Program and Competition" for a discussion of the material conditions and uncertainties that may affect the Company's ability to obtain additional policies.

         The Company's executive offices are located at 2875 N.E. 191st Street, Suite 400A, Miami, Florida 33180. The Company's telephone number is (305) 792-4200.

                                  RISK FACTORS

IN EVALUATING THE COMPANY AND ITS BUSINESS, PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, PRIOR TO MAKING AN INVESTMENT. A NUMBER OF STATEMENTS CONTAINED IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE APPLICABLE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE BUT ARE NOT LIMITED TO THE COSTS AND THE UNCERTAINTIES ASSOCIATED WITH THE RISK FACTORS SET FORTH BELOW.

MANAGEMENT OF EXPOSURE TO CATASTROPHIC LOSSES

         UPCIC is exposed to multiple insured losses arising out of a single occurrence, such as a natural catastrophe. As with all property and casualty insurers, UPCIC expects to incur some losses related to catastrophes and will price its policies accordingly. UPCIC's exposure to catastrophic losses arises principally out of hurricanes and windstorms. UPCIC manages its exposure to such losses from an underwriting perspective by attempting to limit the accumulation of known risks in exposed geographic areas. In addition, UPCIC protects itself against the risk of catastrophic loss by obtaining reinsurance coverage for high levels of damage. UPCIC's reinsurance program consists of excess of loss and quota share reinsurance and catastrophe reinsurance.

ADEQUACY OF RESERVE

         The  reserve  for  losses  and loss  adjustment  expenses  periodically established by UPCIC are estimates of amounts needed to pay reported and unreported claims and related loss adjustment expenses. The estimates necessarily are based on certain assumptions related to the ultimate cost to settle such claims. There is an inherent degree of uncertainty involved in the establishment of reserves for losses and loss adjustment expenses and there may be substantial differences between actual losses and UPCIC's reserve estimates. In the case of UPCIC, this uncertainty is compounded by UPCIC's absence of historical claims experience. UPCIC relies on industry data and JUA data as well as the expertise and experience of key individuals, referenced herein, in an effort to establish accurate estimates and adequate reserves. Furthermore, factors such as storms and weather conditions, inflation, claim settlement patterns, legislative activity and litigation trends may have an impact on UPCIC's future loss experience. Accordingly, there can be no assurance that UPCIC's reserves will be adequate to cover ultimate loss developments. UPCIC's profitability and financial condition could be adversely affected to the extent that its reserves are inadequate.

GOVERNMENT REGULATION

         Florida insurance companies are subject to regulation and supervision by the DOI. Notwithstanding the three year regulatory relief available to UPCIC under the Takeout Program, the DOI has broad regulatory, supervisory and administrative powers. Such powers relate, among other things, to the granting and revocation of licenses to transact business, the licensing of agents, the standards of solvency to be met and maintained, the nature of and limitations on investments, approval of policy forms and rates, periodic examination of the affairs of insurance companies, and the form and content of required financial statements. Such regulation and supervision are primarily for the benefit and protection of policyholders and not for the benefit of investors.

         In addition, the Florida legislature and the National Association of Insurance Commissioners from time to time consider proposals that may effect, among other things, regulatory assessments and reserve requirements. UPCIC cannot predict the effect that any proposed or future legislation or regulatory or administrative initiatives may have on the financial condition or operations of UPCIC.

REINSURANCE

         UPCIC relies on the use of reinsurance to limit the amount of risk retained under its policies and to increase its ability to write additional risks. UPCIC's intention is to limit its exposure and therefore protect its capital, even in the event of catastrophic occurrences, through reinsurance agreements that transfer the risk of loss in excess of $1 million. The property and casualty reinsurance industry is subject to the same market conditions as the direct property and casualty insurance market, and there can be no assurance that reinsurance will be available to UPCIC to the same extent and at the same cost as currently anticipated by UPCIC. Reinsurance does not legally discharge an insurer from its primary liability for the full amount of the risks it insures, although it does make the reinsurer liable to the primary insurer. Therefore, UPCIC is subject to credit risk with respect to its reinsurers. A reinsurer's insolvency or inability to make payments under a reinsurance treaty could have a material adverse affect on the financial condition and profitability of UPCIC.

DEPENDENCE ON KEY INDIVIDUALS

         UPCIC's operations are materially dependent upon the efforts of Universal Management, whose key executives include Joseph P. DeAlessandro, Chairman and Chief Executive Officer; David Asher, Senior Vice President and Chief Underwriting Officer; Robert Thomas, Chief Financial Officer and Executive Vice President; and Barry J. Goldstein, Senior Vice President.

         In addition, UPCIC's operations depend in large part on the efforts of Bradley I. Meier, who serves as President of UPCIC. Mr. Meier has also served as President, Chief Executive Officer and Director of Universal Heights since its inception in November 1990.

         The loss of the services provided by Universal Management's key executives or Mr. Meier could have a material adverse effect on UPCIC's operations.

RELIANCE ON TAKEOUT PROGRAM

         All of UPCIC's initial revenues are derived from insurance policies obtained through the JUA. Future profitability and growth are dependent upon UPCIC's ability to renew the policies transferred from the JUA and to obtain additional policyholders from the JUA or the voluntary insurance market. There is no assurance that UPCIC will be able to retain the policyholders whose policies it acquires from the JUA or that UPCIC will be able to attract additional policyholders. The inability to retain and attract additional policyholders could impair UPCIC's growth and future financial performance.

COMPETITION

         The insurance industry is highly competitive and many companies currently write homeowner property and casualty insurance. Additionally, UPCIC must compete with companies that have greater capital resources and longer operating histories for business both in the Takeout Program and the private insurance market. Increased competition from other insurance companies could adversely affect UPCIC's ability to do business profitably.

DISCONTINUED OPERATIONS

         The Company was organized in 1990 to design and market licensed novelty and souvenir products. In order to expand its product line, during fiscal 1996, the Company acquired a private company engaged in the sale of patented, weighted athletic gloves and also acquired substantially all the assets of another private company engaged in the sale of pens with sports logos.

         During the fiscal year ended April 30, 1997, the Company ceased all marketing efforts of its souvenir business and sports-related products and at the time, estimated the loss on disposed of inventories and patents at approximately $1,308,000. Subsequently, management's efforts were spent on raising capital for its new insurance business and the Company was unable to close out the inventory and patents for the expected realized amounts. In February 1998, the Company determined that its efforts to commence and coordinate the insurance activity would be more beneficial to the Company and abandoned its efforts to pursue further recoveries of its former business. Management disposed of its remaining sports-related products inventory at closeout prices resulting in losses of an additional $280,000. Accordingly, all remaining costs attributable to the disposition of inventory equal to $200,000 have been currently written-off and the Company has provided for additional costs of approximately $158,000 related to its discontinued operations.

                                 USE OF PROCEEDS

         There will be no proceeds to the Company from the sale of the Shares by the Selling Shareholders. Any proceeds of sales of Common Stock by the Selling Shareholders will be retained by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         The following table sets forth the names of the Selling Shareholders, the number of shares of Common Stock beneficially owned by each Selling
Shareholder as of July 10, 1998, and the number of Shares that may be offered for sale pursuant to this Prospectus by each such Selling Shareholder. Except as set forth below, none of the Selling Shareholders has held any position, office or other material relationship with the Company or any of its affiliates within the past three years other than as a result of the transaction that resulted in its ownership of shares of Common Stock. The Shares may be offered from time to time by the Selling Shareholders named below. However, such Selling Shareholders are under no obligation to sell all or any portion of such Shares, nor are the Selling Shareholders obligated to sell any such Shares immediately pursuant to this Registration Statement. Because the Selling Shareholders may sell all or part of their Shares, no estimate can be given as to the number of shares of Common Stock that will be held by any Selling Shareholder upon termination of any offering made hereby.

         Pursuant to Rule 416 under the Securities Act, Roger Tichenor and Lee Meier may also offer and sell an indeterminate number of shares of Common Stock that may become issuable upon exercise of their Warrants (described below) (whether owned as of the date of this Prospectus or hereafter acquired) as a result of anti-dilution provisions contained in the Warrants. Such additional shares are not included in the following table.

                                                                                                      COMMON STOCK
                                                                                                      BENEFICIALLY
                                                                                                      OWNED AFTER
                                         SHARES OF COMMON STOCK       COMMON STOCK                   AFTER OFFERING(1)
                                        BENEFICIALLY OWNED PRIOR      COMMON STOCK                     PERCENT OF
     NAME OF SELLING SHAREHOLDER               TO OFFERING           OFFERED HEREBY         NUMBER     OUTSTANDING
     ---------------------------               -----------           --------------         ------     --------------
Rainer Marquart and Andrea Marquart,               30,000                 30,000(2)             0             0
as tenants by the entirety

                                       10

                                                                                                      COMMON STOCK
                                                                                                      BENEFICIALLY
                                                                                                      OWNED AFTER
                                         SHARES OF COMMON STOCK       COMMON STOCK                   AFTER OFFERING(1)
                                        BENEFICIALLY OWNED PRIOR      COMMON STOCK                     PERCENT OF
     NAME OF SELLING SHAREHOLDER               TO OFFERING           OFFERED HEREBY         NUMBER     OUTSTANDING
     ---------------------------               -----------           --------------         ------     --------------

Klaus Zapf and Barbel Zapf, as                     15,000                 15,000(2)             0             0
tenants by the entirety

Mathias von Marcard                                60,000                 60,000(2)             0             0

Hans Knettenbrech                                  70,000                 70,000(2)             0             0

Horst Bernges                                      70,000                 70,000(2)             0             0

Reinhard Walter                                    30,000                 30,000(2)             0             0

Helga Marienfeld                                   70,000                 70,000(2)             0             0

Charlotte Lucas                                    35,000                 35,000(2)             0             0

Wilhelm Mamerow and Gertrud Mamerow,               15,000                 15,000(2)             0             0
as tenants by the entirety

Siegfried Piehl                                    30,000                 30,000(2)             0             0

Siegfried de Witt                                  30,000                 30,000(2)             0             0

Gunter Hornung and Anita                            7,000                  7,000(2)             0             0
Hornung, as tenants by the entirety
Kurt Kosse                                          7,000                  7,000(2)             0             0

Ernst Fischer                                      15,000                 15,000(2)             0             0

Gerhardt Goldschmitt and Hannelore                 15,000                 15,000(2)             0             0
Goldschmitt, as tenants by the
entirety

Norbert Prickartz                                  20,000                 20,000(2)             0             0

Joachim Lutz                                       15,000                 15,000(2)             0             0

Manfred Schmitt                                   200,000                200,000(2)             0             0

Andrea Schmitt                                    130,000                130,000(2)             0             0

Bernd Thomas Herrmann                              10,000                 10,000(2)             0             0

Roland Schuster and Waltraud                        8,000                  8,000(2)             0             0
Schuster, as tenants by the entirety

Ursula Decot                                       30,000                 30,000(2)             0             0


                                       11

                                                                                                      COMMON STOCK
                                                                                                      BENEFICIALLY
                                                                                                      OWNED AFTER
                                         SHARES OF COMMON STOCK       COMMON STOCK                   AFTER OFFERING(1)
                                        BENEFICIALLY OWNED PRIOR      COMMON STOCK                     PERCENT OF
     NAME OF SELLING SHAREHOLDER               TO OFFERING           OFFERED HEREBY         NUMBER     OUTSTANDING
     ---------------------------               -----------           --------------         ------     --------------

Gunter Huls                                        38,000                 38,000(2)             0             0

Thomas Leutz                                       50,000                 50,000(2)             0             0

Lindemann Capital Partners, L.P.                  500,000                500,000(2)             0             0

Douglas Nagel                                     416,666                416,666(2)             0             0

Alis & Co.                                        375,000                375,000(2)             0             0

Joseph Giamanco                                   354,167                354,167(2)             0             0

Fred Stein                                        333,333                333,333(2)             0             0

Michael Lauer(5)                                  307,000                307,000(2)             0             0

Charles Marran                                    307,000                307,000(2)             0             0

Suncoast Capital Group, Ltd.                      250,000                250,000(2)             0             0

Nicholas Buoniconti                               250,000                250,000(2)             0             0

Robert D. Hall                                    187,500                187,500(2)             0             0

Mallory Factor                                    166,666                166,666(2)             0             0

Windsor Partners                                  166,666                166,666(2)             0             0

Strome Susskind Hedgecap Fund, L.P.               150,000                150,000(2)             0             0

Michael Pietrangelo                               220,000                100,000(2)       120,000             *

Robert E. Goldschmidt                             100,000                100,000(2)             0             0

Joseph P. DeAlessandro(3)                       1,350,000                100,000(2)     1,250,000          8.5%

Joel M. Wilentz(4)                                242,000                 42,000(2)       200,000          1.3%

Richard Greene                                     41,666                 41,666(2)             0             0

Matthew Klein                                      41,666                 41,666(2)             0             0

Hyprom S.A.                                       500,000                500,000(2)             0             0

Ruth Lieberman                                    100,000                100,000(2)             0             0


                                       12

                                                                                                      COMMON STOCK
                                                                                                      BENEFICIALLY
                                                                                                      OWNED AFTER
                                         SHARES OF COMMON STOCK       COMMON STOCK                   AFTER OFFERING(1)
                                        BENEFICIALLY OWNED PRIOR      COMMON STOCK                     PERCENT OF
     NAME OF SELLING SHAREHOLDER               TO OFFERING           OFFERED HEREBY         NUMBER     OUTSTANDING
     ---------------------------               -----------           --------------         ------     --------------

Sawtooth Partners, L.P.                           183,333                183,333(2)             0             0

Lancer Partners, L.P.(5)                        2,076,667              2,076,667(2)             0             0

Lancer Offshore, Inc.(5)                        2,000,000              2,000,000(2)             0             0

Lancer Voyager(5)                                 435,000                435,000(2)             0             0

Lynda R. Meier(6)                                 416,666                416,666(2)             0             0

Eric Meier(7)                                     250,000                250,000(2)             0             0

Martin H. Garvey                                   15,000                 15,000(2)             0             0

Roger Tichenor                                  1,000,000              1,000,000(8)             0             0

Lee Meier(9)                                    1,000,000              1,000,000(8)             0             0

Fortress Financial Group, Ltd.                    300,000                300,000(10)            0             0

Hermitage Capital Corp.                           170,000               170,000(11)             0             0

Amanda Bernardi                                    20,000                20,000(11)             0             0

Gonzalo Mocorrea                                    5,000                 5,000(11)             0             0

Leroy Goldfarb                                      5,000                 5,000(11)             0             0

Larry Martin                                       95,666                 3,333(12)        92,333             *

John D. Walker                                     95,666                 3,333(12)        92,333             *

Michael K. Reese and Mary K. Reese,                 1,112                 1,112(12)             0             0
as tenants by the entirety

Michael J. Keane and Lisa C. Keane,                 1,111                 1,111(12)             0             0
as tenants by the entirety

Richard D. Kriseman                                 1,111                 1,111(12)             0             0

Stephen Guarino                                   500,000               400,000(13)       100,000             *

Sherman & Fischman, P.A.                          169,000                45,000(14)       124,000             *

------------------------
*        Less than 1%.

(1) Assumes the sale of all Shares.

(2) Reflect shares issued in the Company's December 4, 1997 private placement for the initial capitalization of UPCIC. The Company raised approximately $6.72 million through the private placement of an aggregate of 11,208,996 shares of Common Stock, at a price of $0.60 per share, to certain accredited investors.

(3) Joseph P. DeAlessandro is chairman and chief executive officer of UPCIC, which is a wholly owned subsidiary of Universal Insurance Holding Company, which is a wholly owned subsidiary of the Company.

(4) Joel M. Wilentz is a Director of the Company.

(5) Consists of (i) 2,076,667 shares of Common Stock held by Lancer Partners LP,
(ii) 2,000,000 shares of Common Stock held by Lancer Offshore, Inc., (iii) 435,000 shares of Common Stock held by Lancer Voyager Fund (collectively referred to herein as the "Lancer Entities") and (iv) 307,000 shares held by Michael Lauer, a principal in each of the Lancer Entities. The Lancer Entities and Mr. Lauer filed a Schedule 13D as a group with respect to their ownership of Common Stock of the Company on June 5, 1998.

(6) Lynda R. Meier is the sister of the President and Chief Executive Officer of the Company. Her shares are subject to voting proxy held in favor of Bradley Meier.

(7) Eric Meier is the brother of the President and Chief Executive Officer of the Company. His shares are subject to voting proxy held in favor of Bradley Meier.

(8) Pursuant to a Business Consultant Agreement, dated February 14, 1997, between Phoenix Capital, Inc. and the Company, the Company issued to Phoenix Capital, Inc. Warrants to purchase 2,000,000 shares of the Company's Common Stock in consideration for the consulting services of Phoenix Capital, Inc. Of the Warrants to purchase 2,000,000 shares of the Company's Common Stock, Warrants to purchase 1,000,000 shares of Common Stock are exercisable through March 1, 2000, at a price of $0.75 per share; and Warrants to purchase 1,000,000 shares of Common Stock are exercisable through March 1, 2000, at a price of $1.25 per share. Phoenix Capital, Inc. designated Roger Tichenor and Lee Meier as the recipients of these Warrants. Each received 500,000 warrants to purchase shares at an exercise price of $0.75 per share and 500,000 warrants to purchase shares at an exercise price of $1.25 per share.

(9) Lee Meier is not related to Bradley I. Meier, Lynda R. Meier, or Eric Meier.

(10) On March 31, 1998, the Company provided Fortress Financial Group, Ltd. with Warrants to purchase 300,000 shares of Common Stock exercisable within one year at a price of $1.00 per share in connection with financial consulting and investment banking services to be performed by Fortress Financial Group, Ltd.

(11) Pursuant to a Financial Advisory and Investment Banking Agreement, dated December 24, 1997, between Hermitage Capital Corp. and the Company, the Company issued to Hermitage Capital Corp. or its designees, Warrants to purchase 200,000 shares of Common Stock exercisable through December 24, 2002, at a price of $0.75 per share. Hermitage Capital Corp. designated Ms. Bernardi, Mr. Mocorrea and Mr. Goldfarb as the recipients of 20,000, 5,000 and 5,000 warrants, respectively, with the remaining 170,000 retained by Hermitage Capital Corp.

(12) Reflects shares issued by the Company pursuant to a Settlement Agreement and Mutual Release dated April 15, 1998, by and among the Company, Larry Martin and John D. Walker, former employees of the Company. As part of the settlement, the Company agreed to issue an aggregate of 10,000 shares of Common Stock (3,333 shares to Mr. Walker; 3,333 shares to Mr. Martin; 1,112 shares to Mr. and Mrs. Reese; 1,111 shares to Mr. and Mrs. Keane; and 1,111 shares to Mr. Kriseman). The 10,000 shares are restricted until December 3, 1998.

(13) Issued pursuant to a Subscription Agreement dated April 24, 1997, under which Mr. Guarino paid the Company $97,000 for 100,000 shares of the Company's Common Stock; $1,000 for Warrants to purchase 100,000 shares of Common Stock at an exercise price of $2.00 per share; $1,000 for Warrants to purchase 100,000 shares of Common Stock at an exercise price of $2.75 per share; and $1,000 for Warrants to purchase 100,000 shares of Common Stock at an exercise price of $3.50 per share. Each Warrant expires on April 30, 1999.

(14) On March 23, 1998, the Company issued to Sherman & Fischman, P.A. for legal services rendered 45,000 shares of the Company's Common Stock.


                              PLAN OF DISTRIBUTION

         The Shares are being offered on behalf of the Selling Shareholders, and the Company will not receive any proceeds from this offering. See "Use of Proceeds." The Shares may be sold or distributed from time to time by the Selling Shareholders, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Shareholders, in accordance with applicable securities laws of the state in which such distribution takes place. Depending upon the state in which the transaction takes place, the Selling Shareholder may distribute the Shares in one or more of the following ways: (i) in solicited transactions through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed; (ii) in unsolicited brokers' transactions or (iii) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents.

         From time to time the Selling Shareholders may transfer, pledge, donate or assign their Shares to lenders, family members and others and each of such persons upon acquiring the Shares will be deemed to be a "Selling Stockholder" for purposes of this Prospectus. The number of Shares beneficially owned by the Selling Shareholders who so transfer, pledge, donate or assign Shares will decrease as and when they take such actions. The plan of distribution for Shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Shareholders hereunder.

         Brokers, dealers, underwriters or agents participating in the distribution of the Shares as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders and/or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Shareholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor any Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Company's Common Stock for a period of one business day prior to the commencement of such distribution and ending upon such person's completion of participation in the distribution, subject to certain exceptions for passive market making transactions. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Shareholders.

         At the time a particular offer of Shares is made, to the extent required, a supplemental prospectus will be distributed that will set forth the number of shares being offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by an underwriter for the Shares purchased from the Selling Shareholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

         The Company will pay substantially all of the expenses incident to the registration, offering and sale of the Shares to the public other than commissions or discounts of underwriters, broker-dealers or agents and the expenses of counsel to the Selling Shareholders. Such expenses are estimated to be $32,893.54.






                          DESCRIPTION OF CAPITAL STOCK
GENERAL

         The Company is authorized to issue up to 20,000,000 shares of Common Stock, $0.01 par value. The Company has filed an Information Statement on
Schedule 14C of the Exchange Act in connection with a proposed amendment to the Company's Certificate of Incorporation to increase the Company's authorized Common Stock from 20,000,000 to 40,000,000 shares.

         The following summary of certain provisions of the Common Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws, and by the provisions of applicable law.

COMMON STOCK

         As of June 15, 1998, there were 14,667,604 shares of Common Stock outstanding that were held of record by approximately 400 shareholders.

         The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the shares voting for election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of shareholders. Dividends may be paid to holders of Common Stock when and if declared by the Board of Directors out of funds legally available for that purpose. Upon liquidation or dissolution of the Company, holders of Common Stock will be entitled to a pro rata share in the assets of the Company legally available for distribution to shareholders.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Company's Common Stock is North American Transfer Co., 147 W. Merrick Road, Freeport, New York 11520.

                                  LEGAL MATTERS

         The legality of shares of Common Stock offered hereby will be passed upon for the Company by Kirkpatrick & Lockhart LLP.

                                     EXPERTS

         The financial statements incorporated by reference in this Registration Statement have been audited by Millward & Co. CPAs, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said Firm as experts in giving said report.

================================================================================


     No dealer,  salesperson  or other person
has been  authorized to give any  information
or to make  any  representations  other  than
those  contained in this  Prospectus  and, if
given   or   made,   such    information   or     14,063,996 SHARES
representations  must not be  relied  upon as
having been  authorized by the Company.  This
Prospectus  does not  constitute  an offer to
sell or a solicitation  of an offer to buy to
any person in any  jurisdiction in which such
offer or solicitation would be unlawful or to       UNIVERSAL
any  person to whom it is  unlawful.  Neither     HEIGHTS, INC.
the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.


       -----------------------

         TABLE OF CONTENTS                         COMMON STOCK

                                         PAGE
                                         ----

Available Information.......................3
Incorporation Of Certain
  Documents By Reference....................3
The Company.................................4
Risk Factors................................7
Use Of Proceeds............................10          __________
Selling Shareholders.......................10
Plan Of Distribution.......................15          PROSPECTUS
Description Of Capital Stock...............16          __________
Legal Matters..............................17
Experts  ..................................17




                                                       July 10, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses expected to be incurred by the Company in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.

     SEC registration fee...........................   $         5,393.54
     Listing fees...................................   $             0.00
     Accounting fees and expenses...................   $         2,500.00
     Legal fees and expenses........................   $        25,000.00
     Printing and engraving expenses................   $             0.00
     Miscellaneous fees and expenses................   $             0.00
                                                        ==================
              Total.................................   $        32,893.54
                                                        ==================

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law, as amended ("DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

         Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchases and redemptions) or
(iv) for any transaction from which the director derived an improper personal benefit. Article Seven of the Company's Amended and Restated Certificate of
Incorporation ("Certificate") contains a provision that so eliminates the personal liability of the Company's directors.

ITEM 16.  EXHIBITS.

         The exhibits listed in the Exhibit Index are filed as part of or incorporated by reference in this Registration Statement:

Exhibit No.      Description
-----------      -----------
5                Opinion of Kirkpatrick & Lockhart LLP

23.1             Consent of Millward & Co. CPAs, Independent Public Accountants

23.2             Consent of Kirkpatrick & Lockhart LLP (Contained in Exhibit 5.)

24               Power of Attorney.  (See Page II-4.)


ITEM 17.  UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida, on this 8th day of July, 1998.

                                UNIVERSAL HEIGHTS, INC.


                                By:  /s/ Bradley I. Meier
                                   ------------------------------
                                     Bradley I. Meier
                                     President, Chief Executive Officer
                                     (Principal Executive Officer)
                                     and Director

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint jointly and severally, Bradley
I. Meier, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Name                       Title                                Date
         ----                       -----                                ----

/s/ Bradley I. Meier
---------------------
Bradley I. Meier            President, Chief Executive             July 9, 1998
                            Officer (Principal Executive
                            Officer) and Director

/s/ Norman M. Meier
---------------------
Norman M. Meier             Director                              July 9, 1998


/s/ Irwin I. Kellner
---------------------
Irwin I. Kellner            Director                              July 9, 1998


/s/ Reed J. Slogoff
---------------------
Reed J. Slogoff             Director                              July 9, 1998


/s/ Joel M. Wilentz
---------------------
Joel M. Wilentz             Director                              July 9, 1998